                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.____________)


Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
     [_] Preliminary Proxy Statement
     [X] Definitive Proxy Statement
     [_] Definitive Additional Materials
     [_] Soliciting Material Pursuant to (S)240-.14a-11(c) or (S)240.14a-12

                                 JOSTENS, INC.
                            -----------------------
               (Name of Registrant as Specified In Its Charter)

                               BRIAN K. BEUTNER
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

     [X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
     [_] $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3)
     [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
           (1)   Title of each class of securities to which transaction applies:
           (2)   Aggregate number of securities to which transaction applies:
           (3) Per unit price or other underlying value of transaction computer pursuant to Exchange Act Rule 0-11:*
           (4)   Proposed maximum aggregate value of transaction:

__________

*Set forth the amount on which the filing is calculated and state how it was determined.


[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount previously paid:_________________

           (2)  Form, Schedule or Registration Statement No.:_________________

           (3)  Filing Party:_________________________________________________

           (4)  Date Filed:___________________________________________________


Notes:

________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________

[LOGO OF JOSTENS]

                                                              September 23, 1994

Dear Shareholder:

  You are cordially invited to join us at the 1994 Annual Meeting of your company, which will be held Thursday, October 27, 1994, 10 a.m. in the Auditorium of the company's headquarters at 5501 Norman Center Drive, Minneapolis, Minnesota. The formal notice of the meeting and proxy statement appear on the following pages.

  At the meeting, shareholders will elect two individuals to serve as directors for terms of three years and consider the Board's proposal that shareholders ratify the appointment of Ernst & Young as the company's independent accountants for the 1995 fiscal year.

  Directors and officers will be present before and after the meeting to talk with shareholders. During the meeting there will be an opportunity for shareholder questions regarding the affairs of the company and for discussion of the business to be considered at the meeting.

  We hope you will be able to attend and participate in the meeting. However, whether or not you intend to attend the meeting in person, you can be assured that your shares will be represented at the meeting by completing and returning the enclosed proxy card in the envelope provided as soon as possible. Remember, your vote is important!

                                          Cordially,

                                          [SIGNATURE OF ROBERT P. JENSEN LOGO]
                                          Robert P. Jensen
                                          Chairman of the Board

                               [LOGO OF JOSTENS]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 27, 1994

                             ---------------------

To Our Shareholders:

  The Annual Meeting of the Shareholders of Jostens, Inc., will be held at the executive offices of the company, 5501 Norman Center Drive, Minneapolis, Minnesota, Thursday, October 27, 1994, at 10 a.m., local time, for the following purposes, as described in more detail in the accompanying Proxy Statement.

  1. To elect two directors to serve three year terms ending in 1995.

  3. To ratify the appointment of Ernst & Young to act as independent auditors of the company for the fiscal year ending June 30, 1995.

  4. To transact such other business that may be properly considered at the meeting or any adjournment thereof.

  Shareholders of record at the close of business on September 7, 1994 are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.

                                      ON BEHALF OF THE BOARD OF DIRECTORS

                                      [SIGNATURE OF ORVILLE E. FISHER, JR. LOGO]
                                      Orville E. Fisher, Jr., Secretary

September 23, 1994

                  PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD
             AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               [LOGO OF JOSTENS]

                             ---------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 27, 1994

                             ---------------------

                              GENERAL INFORMATION

  This Proxy Statement is furnished to the shareholders of Jostens, Inc. in connection with the solicitation by the Board of Directors of the company of proxies for use at the Annual Meeting of Shareholders to be held Thursday, October 27, 1994, at 10 a.m. local time, and at all adjournments thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  A proxy may be revoked by the person giving it at any time before it is used at the Annual Meeting. A proxy may be revoked by filing a revoking instrument with the secretary of the company, by submitting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

  Any proxy received pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. A proxy signed by the shareholder but lacking any such specification will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders and in favor of the election of the nominees for director listed in this Proxy Statement.

  The cost of solicitation will be borne by the company. Proxies will be solicited primarily by mail. Shareholder Communications Corporation, New York, N.Y. has been retained to assist in the distribution of proxies at an estimated fee of $6,500 plus expenses. Directors, officers and employees of the company may solicit proxies in person, by telephone, by telegram or by facsimile. The company may reimburse brokerage firms and others for expenses incurred in forwarding proxy materials to the beneficial owners of the company's common stock.

  This Proxy Statement and the enclosed form of proxy are first being mailed to Jostens shareholders on September 23, 1994.

                               OUTSTANDING SHARES

  Only shareholders of record at the close of business September 7, 1994, are entitled to vote at the Annual Meeting. On September 7, 1994, the company had 45,490,306 outstanding shares of common stock, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of common stock are not entitled to cumulative voting rights. Representation in person or by proxy of a majority of the shares outstanding is required to constitute a quorum.

  The following table sets forth certain information concerning persons known to the company to be the beneficial owner of more than five percent of the company's common stock.

                                        NUMBER OF SHARES
            NAME AND ADDRESS           BENEFICIALLY OWNED       PERCENT OF CLASS
            ----------------           ------------------       ----------------
      State Farm Mutual Automobile         2,781,126                 6.1%
      Insurance Company(/1/)
      One State Farm Plaza
      Bloomington, IL 61710
      The Capital Group, Inc.(/2/)         4,776,000                 10.5%
      333 South Hope Street
      Los Angeles, CA 90071
      FMR Corporation(/3/)                 4,895,752                 10.8%
      82 Devonshire Street
      Boston, MA 02109

- - - ---------------------
(1) The company has been advised that, as of January 28, 1994, this entity, through its subsidiaries and affiliates, had sole voting and dispositive power over all of the shares set forth above opposite its name.
(2) According to the Form 13G filed as of February 28, 1994, by this entity, its subsidiaries, Capital Guardian Trust Company and Capital Research and Management Company, had sole voting and dispositive power over all of the shares set forth above opposite its name.
(3) According to the Form 13G filed as of August 31, 1994, this entity had sole voting or dispositive power over all of the shares set forth above opposite its name.

                             ELECTION OF DIRECTORS

NOMINATION

  The company's Articles of Incorporation currently provide that the Board of Directors shall consist of not less than five nor more than fifteen members, which number shall be fixed from time to time by resolution of the Board and shall be divided into three classes of as nearly equal size as possible. The term of each class is three years and the term of one class expires each year in rotation. The Board presently consists of seven members. At the Annual Meeting, the terms of three current directors will expire. The term of Fred D. Bjork expires at the Annual Meeting and he has chosen not to stand for re-election. Mr. Bjork retired as an Executive Vice President of the company April 1, 1994, after 33 years with the company. The company thanks Mr. Bjork for his service as an employee and director.

  The Board has determined that there will be six directors of the company for the ensuing year or until such time as the number of directors may be increased by the Board. The Board of Directors has designated William A. Andres and Mannie L. Jackson as nominees for election for three-year terms ending in 1997 or until their successors are duly elected and qualified. Both nominees are currently directors of the company. The Board has no reason to believe that either nominee will be unable to serve if elected. If prior to the Annual Meeting, the Board should learn that either nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have been voted for such nominee will be voted for a substitute nominee as selected by the Board.

  Mannie L. Jackson is Senior Vice President--Corporate Marketing and Administration for Honeywell Inc. and is the corporate officer responsible for energy and environmental business development, global customer alliances, human resources, community relations, government affairs and corporate customer relations. Honeywell is a manufacturer of control systems, providing products and services for use in homes, commercial and industrial buildings and aviation throughout the world. Mr. Jackson joined Honeywell in 1968. Previous to his current position, he held numerous senior management positions in a number of important areas including sales and marketing, human resources, strategic planning, venture and acquisition management and as an operating general manager. He currently serves on the board of Ashland Oil Corporation and a number of non-profit boards including the Minneapolis Children's Theater Company, Minnesota Orchestral Association and the Humphrey Institute. He is the majority owner, Chairman and CEO of the Harlem Globetrotters International, an international family sports and entertainment organization.

  The following information has been furnished to the company by the respective directors and nominees. Except as otherwise stated, each of the directors and nominees has held his or her present occupation for the past five years. Set forth below each individual's name is the year during which such director's term expires.

                                                                               DIRECTOR
                         PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      AGE  SINCE
                         --------------------------------------------      --- --------
                     Lilyan H. Affinito, until 1991, served as Vice         63   1987
                     Chairman of the Board of Maxxam Group, Inc., a
                     forest products, real estate management and
     [PHOTO OF       development and integrated aluminum production
LILYAN H. AFFINITO]  company. She previously served as President and
                     Chief Operations Officer of Maxxam Group. She is
                     also a director of Kmart Corporation; Caterpillar,
                     Inc.; Chrysler Corporation; NYNEX, Tambrands, Inc.
                     and Lillian Vernon Corp.

Lilyan H. Affinito
      (1996)

                     William A. Andres, prior to his retirement in 1985,    68   1985
                     served as Chairman of the Board and Chief Executive
    [PHOTO OF        Officer of the Dayton Hudson Corporation, a
WILLIAM A. ANDRES]   diversified national retail company. He is a
                     director of International Multifoods; Lowe's
                     Companies, Inc.; Scott Paper Company; and Hannaford
                     Bros. Co.

William A. Andres
   (nominee)

                                                                                   DIRECTOR
                            PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS       AGE  SINCE
                            --------------------------------------------       --- --------
                        Robert C. Buhrmaster is the President and Chief         47   1993
                        Executive Officer of the company. Mr. Buhrmaster
                        joined Jostens in December 1992 as Executive Vice
     [PHOTO OF          President and Chief Staff Officer. He was named
ROBERT C. BUHRMASTER]   President and Chief Operating Officer in June 1993
                        and was named to his current position in March 1994.
                        Prior to joining the company, Mr. Buhrmaster was
                        with Corning, Inc. for 18 years, most recently as
                        Senior Vice President of Strategy and Business
                        Development. He is a director of Marietta Corporation.

Robert C. Buhrmaster
      (1995)


                        Mannie L. Jackson is Senior Vice President--Corporate   55   1994
                        Marketing and Administration of Honeywell Inc., a
     [PHOTO OF          manufacturer of control systems. He has been with
MANNIE L. JACKSON]      Honeywell since 1968, serving in a variety of
                        executive capacities. He is a director of Ashland Oil
                        Corporation and is Chairman of Harlem Globetrotters
                        International, Inc.

Mannie L. Jackson
    (nominee)


                        Robert P. Jensen is a private investor. He previously   68   1980
     [PHOTO OF          served as Chairman and Chief Executive Officer of
 ROBERT P. JENSEN]      G.K. Technologies, Inc.; Tiger International, Inc.;
                        and E.F. Hutton LBO, Inc. He is a trustee of the
                        Aerospace Corporation.

 Robert P. Jensen
      (1995)

                                                                               DIRECTOR
                         PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS      AGE  SINCE
                         --------------------------------------------      --- --------
                     John W. Stodder is Vice Chairman of the Board of       71  1974
    [PHOTO OF        Jostens and is an Independent Corporate Finance            1959-
JOHN W. STODDER]     Consultant. He is a director of Talley Industries,         1969
                     Inc.; Stevens Graphics Corporation and TransLeasing
                     Intl. Inc.

John W. Stodder
    (1996)

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

  Committees. The business and affairs of the company are managed under the direction of the Board of Directors, which met 17 times during the fiscal year ended June 30, 1994. The Board maintains an Audit Committee and a Compensation and Stock Option Committee. In October 1993, the Board established an Executive Committee comprising all non-employee directors. The Board does not maintain a nominating committee, but instead the Board as a whole determines the nominees for director based on a slate recommended by the Executive Committee. The Board will consider nominees recommended by shareholders. During fiscal year 1994, no director attended fewer than 90 percent of the aggregate number of meetings of the Board or the committees of which such director is a member.

  The Audit Committee presently consists exclusively of all Board members who are not present or past employees of the company or any of its subsidiaries. The committee, along with other duties, reviews the company's financial and accounting practices and procedures, the scope and results of the annual audit performed by the company's independent auditors and the professional services provided by such auditors. The Audit Committee met nine times during fiscal year 1994.

  The Compensation and Stock Option Committee presently consists of Directors Andres, Stodder and Affinito. The committee, along with other duties, reviews, evaluates and approves the various levels and forms of compensation for key management and officers of the company. In addition, the committee administers the company's stock option plans. The Compensation and Stock Option Committee met six times during fiscal year 1994.

  The Executive Committee presently consists exclusively of all Board members who are not present or past employees of the company or any of its subsidiaries. The committee charter permits it to exercise most of the powers of the Board of Directors during intervals between regular meetings of the full Board. The Executive Committee met nine times during fiscal year 1994.

  Directors' Fees. An annual retainer of $22,000 is paid to those members of the Board of Directors who are not present or past employees of the company. Pursuant to the company's 1992 Stock Incentive Plan, each non-employee director automatically is granted, as of the date of each annual meeting of shareholders, a non-qualified option to purchase 1,000 shares of the company's common stock at the then current market value. In addition, non-employee directors receive $1,000 for each Board or Committee meeting attended and $500 for each telephone meeting. The Chair of each Board committee is entitled to an additional $2,000 per year. A director may elect to defer payment of fees until after his or her service as a director ceases. Such deferred fees bear interest at a rate of one percentage point below the prime rate in effect each calendar quarter.

  Upon the resignation of H. William Lurton as Chairman and Chief Executive Officer on October 28, 1993, Director Jensen was elected Chairman of the Board of Directors and of the Executive Committee of the Board, which conducted the search for Chief Executive Officer as well as performed the functions of that office. As that position required Mr. Jensen to be the key interface between the Executive Committee and the company's management, the Board of Directors entered into a consulting arrangement with Mr. Jensen to pay him an additional fee of $50,000 per month beginning October 28, 1993. On March 10, 1994, when the Board elected Mr. Buhrmaster Chief Executive Officer, Mr. Jensen's monthly consulting fee was reduced to $25,000 per month. For each of the fiscal years 1994, 1993 and 1992, respectively, Mr. Jensen has received an aggregate cash compensation as follows: $358,000, $41,500 and $31,000. All compensation paid in fiscal years 1993 and 1992 were received as part of the standard compensation for services as a Board member. In addition, pursuant to the company's stock option plans (as part of the standard compensation for all non-employee directors), Mr. Jensen has received a grant on the date of the annual meeting of shareholders an option to purchase 1,000 shares of the company's common stock, which vest at the rate of 25 percent per year and expire 10 years after the date of grant at the following exercise prices during fiscal years 1994, 1993 and 1992, respectively: $19.00, $27.25 and $33.938.

                     SHARES HELD BY DIRECTORS AND OFFICERS

                                     COMMON SHARES OWNED BENEFICIALLY
                                      AS OF SEPTEMBER 7, 1994(1)(2)
                                     ---------------------------------------
               NAME                    AMOUNT             PERCENT OF CLASS
               ----                    ------             ----------------
Lilyan H. Affinito                        6,000                  *
William A. Andres                         6,500                  *
Fred D. Bjork                           187,809                  *
Robert C. Buhrmaster                     23,250                  *
Orville E. Fisher, Jr.                   85,696                  *
Mannie L. Jackson                             0                  0
Robert P. Jensen                          7,968                  *
John L. Jones                            21,500                  *
H. William Lurton(/3/)                  613,341                 1.3
Rick Prather                              9,625                  *
Trudy A. Rautio                           1,875                  *
John W. Stodder(/4/)                     13,560                  *
All present directors and executive
 officers as a group (19 members)       606,136                 1.2

- - - ---------------------
(1) Unless otherwise noted, each person and group identified possesses sole voting and investment power with respect to the shares shown opposite such person's or group's name. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual to acquire them within 60 days are treated as outstanding only when determining the amount and percent owned by such individual or group.
(2) Includes the following number of shares which may be acquired by the named persons or group within 60 days upon the exercise of options: Ms. Affinito, 4,500 shares; Mr. Andres, 4,500 shares; Mr. Bjork, 133,500 shares; Mr. Buhrmaster, 8,750 shares; Mr. Fisher, 71,753 shares; Mr. Jensen, 4,500 shares; Mr. Jones, 19,500 shares; Mr. Lurton, 418,750 shares; Mr. Prather, 9,625 shares; Ms. Rautio, 1,875 shares; Mr. Stodder, 4,500 shares; and all directors and executive officers as a group, 409,281 shares.
(3) Includes 30,000 shares owned by the H. William Lurton Foundation; 1,250 shares owned by Mr. Lurton's spouse and 400 shares held by his minor children as indicated on a Form 4 dated February 17, 1994.
(4) Shares voting and investment power with his spouse with respect to these shares.
*  Less than 1 percent of the outstanding shares.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                        REGARDING EXECUTIVE COMPENSATION

TO JOSTENS, INC. STOCKHOLDERS:

  The Compensation and Stock Option Committee of the Jostens Board of Directors has the responsibility to establish and carry out the executive compensation philosophy and programs of your company and to report to you the compensation decisions and actions taken during the past fiscal year. We hope the information presented in this report and the following graphs and charts will be useful to you. It is organized as follows:

  1. Philosophy.
  2. Role of Our Committee.
  3. Objectives of Executive Compensation.
  4. Elements of the Executive Compensation Program.
  5. Fiscal Year 1994 Compensation Decisions Relating to the CEO.

PHILOSOPHY

  The Board of Directors has established a compensation philosophy and programs that support and reinforce growth in shareholder value. Jostens recognizes and rewards its employees for individual, team and overall company performance. Jostens provides a competitive total compensation program that delivers premium rewards for superior performance and below-competitive rewards for performance that fails to meet our standards.

ROLE OF THE COMPENSATION AND STOCK OPTION COMMITTEE

  As the Jostens Compensation and Stock Option Committee, we have the responsibility to apply this philosophy to all executive compensation plans and to individual compensation levels and awards. Our Committee consists exclusively of outside independent Board members and we administer Jostens' executive compensation plans. We have independent access to and use outside executive compensation consultants on matters of plan design, administration and competitiveness.

OBJECTIVES OF EXECUTIVE COMPENSATION

  When applying Jostens' compensation philosophy to the executive officers of your company, we aim to:

  . Motivate sustained superior financial and stock return performance of the company.

  . Create a strong and direct link between company performance, increased shareholder value and compensation of key executives.

  . Recognize overall company performance and the value contributed by individuals to company performance.

  . Provide a total compensation program that is market competitive and will help ensure that the company continues to be managed by talented, results-oriented individuals.

  We directly link key executive officer compensation to your company's stock performance and achievement of other long and short term performance goals and objectives. Over 50 percent of an executive officer's potential estimated total compensation is "at risk." If company performance targets are not achieved, bonus and incentive awards are significantly reduced or not paid at all. If performance targets are met or surpassed, shareholder value should increase and executive officer performance-based compensation increases commensurate with the company's performance.

ELEMENTS OF THE EXECUTIVE COMPENSATION PROGRAM

  To achieve our executive compensation objectives, we structure compensation packages that recognize the executive's current performance while maintaining long-term orientation and stock-based components. The program we established consists of base salary, an annual bonus and long-term incentives including stock options and restricted stock. While we establish the elements and targets for compensation, individual and corporate performance drive the actual compensation paid. Performance-based incentive compensation (all pay other than salary) comprises in excess of 50 percent of the compensation opportunity and is tied to your company's short and long term earnings and stock performance. Unless both earnings and stock performance objectives are met, executive officers fail to earn their total compensation potential.

  We emphasize performance-based compensation to put executive officers in a similar position as you, the owners of the company, by putting significant compensation opportunities at risk. In 1994, the company instituted a deposit share program that requires executive officers to invest in the company through their purchase of company common stock. Executive officers who are granted stock options must purchase on the open market the number of shares of common stock equal to 10 percent of the number of shares underlying each grant of stock options they receive. Executive officers must hold the common stock they purchase for at least five years (one year longer than the entire stock option vesting period). This requirement is ongoing and will apply to future stock option grants for executive officers. We may expand this program to apply to other Jostens managers who receive stock option grants.

  We target TOTAL COMPENSATION for executive officers to levels that reflect total compensation offered by companies of similar size in general industry. We analyze compensation levels annually to ensure the targets are set appropriately. The comparison companies we use are not the same companies included in the peer group performance graph in this Proxy Statement, because the peer index includes companies with revenues well in excess of $2 billion and companies with differing management challenges.

  We establish BASE SALARIES of executive officers that are competitive with the market median for similar positions in other companies of similar size in general industry. Increases to executive officer base salary depend primarily on individual performance and the executive officer's contribution and future growth potential as well as company performance and competitive market rates.

  We establish ANNUAL BONUS targets as a percentage of base salary and tie payouts to achievement of business objectives. We tie annual bonus awards for operating officers to achievement of corporate and operating unit financial performance. Annual bonus awards for staff officers are tied to achievement of corporate financial performance and company support objectives.

  LONG-TERM INCENTIVE COMPENSATION consists of stock option grants and, for Senior Vice Presidents and above, a three-year Long-Term Performance Award Plan that provides cash payouts of 35 percent of salary based on achieving earnings per share (EPS) growth targets established by the Board of Directors. In connection with the stock option program, executive officers are encouraged to hold company stock on a long-term basis. Executive officers are subject to the deposit share requirement described above. The terms of all company stock option plans require that the exercise price of stock options be at least the fair market value on the date of grant. We approve all grants of stock options.

FISCAL YEAR 1994 COMPENSATION DECISIONS RELATING TO THE CEO

  The company did not achieve the corporate financial performance targets we established for Fiscal Year 1994. The decisions we made regarding each compensation element for your company's executive officers are in line with the company's performance results.

  During the past fiscal year, H. William Lurton retired as Chairman and Chief Executive Officer (CEO) after 38 years of dedicated service to Jostens, 21 years as CEO. In March 1994, Robert C. Buhrmaster was named President and CEO. Robert Jensen was appointed non-executive Chairman.

  Mr. Lurton's base salary of $667,800, effective September 1, 1992, remained unchanged from the prior year. Mr. Lurton's base salary was above the median of the market, reflecting his contribution to the historical growth and earnings of the company as well as his tenure and performance over that time. Mr. Lurton did not earn an annual management bonus and did not earn a payout from the Long-Term Performance Award Plan for the three-year plan period ending with fiscal year 1994. We did not grant Mr. Lurton any options to purchase shares of company common stock. During fiscal year 1994, we approved a consulting agreement with Mr. Lurton to provide advice and consultation to the company through mid-September 1994. Mr. Lurton received $60,000 in consulting fees as well as office space and benefits from January 1, 1994, through June 30, 1994.

  Mr. Buhrmaster's base salary was set at $450,000 per year, effective March 10, 1994, in recognition of his promotion to Chief Executive Officer. This new salary represents a $112,500 increase over his salary as Chief Operating Officer and is a market-competitive base salary for CEOs of similar sized companies. While the company met some of the performance targets we established for incentive payouts for fiscal year 1994, the major company financial target for earnings per share was not met. We awarded Mr. Buhrmaster a special $100,000 bonus in recognition of the significant contributions he made last year. During the year, Mr. Buhrmaster enacted changes in business practices and company direction necessary to address current business problems and support future profitable growth. In addition to greatly improving Jostens' cash position, his accomplishments included: developing and implementing a new long-range strategic plan for the company; restructuring the U.S. Photography and Jostens Learning businesses to improve performance; restructuring the corporate staff and former School Products Group overhead structures; and implementing business process reengineering to substantially decrease the company's annual overhead expenditures.

  We granted Mr. Buhrmaster options to purchase 150,000 shares of company common stock (50,000 option shares as part of our annual management stock option program and 100,000 option shares in recognition of his promotion to
CEO). During fiscal year 1994, we approved Mr. Buhrmaster as a participant in the Long-Term Performance Award Plan covering the three-year period from fiscal year 1994 to fiscal year 1996. Under the terms of the plan, payout will be based on the achievement of the company's earnings per share performance target established for the end of fiscal year 1996. Mr. Buhrmaster's targeted payout from the plan is equal to 35 percent of his base salary as of January 26, 1994. In fiscal year 1994, we did not make any payouts to participating executive officers under the Long-Term Performance Award Plan that ended with fiscal year 1994. Mr. Buhrmaster was not a participant in the plan that ended with fiscal year 1994.

SUMMARY

  We believe it is essential to attract and retain well-qualified, highly motivated executives committed to successfully managing your company, and that the quality and motivation of the Jostens executive leadership team are two of the most crucial factors impacting the company's long-term success. We believe that recognizing and rewarding individual and group achievement related to your company's performance is very important in reinforcing our beliefs and in advancing the long-term interests of you, the shareholder. We also believe that the executive compensation actions we have taken are consistent with our philosophy and objectives for the executive compensation program. As we move forward, we will continue to link company performance to executive rewards and to emphasize stock ownership as key components of the Jostens executive compensation program.

                                  RESPECTFULLY SUBMITTED,

                         Members of the Compensation and Stock Option Committee:

                                  William A. Andres, Chair
                                  Lilyan H. Affinito
                                  John W. Stodder

                             EXECUTIVE COMPENSATION

  The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the company and the four most highly compensated executive officers of the company in fiscal year 1994.

                           SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION               LONG TERM COMPENSATION
                              ----------------------------------- ----------------------------------
                                                         OTHER                            LONG TERM
                                                         ANNUAL   SECURITIES  RESTRICTED  INCENTIVE  ALL OTHER
       NAME AND                                        COMPENSA-  UNDERLYING    STOCK       PLAN     COMPENSA-
  PRINCIPAL POSITION     YEAR SALARY(1)($) BONUS(2)($) TION(3)($) OPTIONS (#) AWARDS ($) PAYOUTS ($) TION(4)($)
  ------------------     ---- ------------ ----------- ---------- ----------- ---------- ----------- ----------
H. William Lurton,       1994   327,600         0        35,840        0          0           0       644,017
Former Chairman and      1993   662,800         0        37,421     80,000        0           0       120,734
 Chief Executive         1992   622,851      100,000       NR       80,000        0           0          NR
 Officer(/5/)
Robert C. Buhrmaster,    1994   363,726      100,000     25,109     150,000       0            0         0
President and Chief      1993   166,250       64,125      6,281      35,000    110,000         0         0
 Executive Officer(/6/)  1992      0            0          NR          0          0            0         NR
John L. Jones,           1994   217,897       30,819     17,962      15,500       0            0         0
Senior Vice President--  1993   205,583       21,705     20,450      26,000       0            0       1,196
 Human Resources(/7/)    1992    87,500       30,713       NR        13,000       0            0         NR
Orville E. Fisher Jr.,   1994   209,057       37,077     14,855      19,500       0            0       11,196
Senior Vice President,   1993   204,867       20,670     17,890      13,000       0            0       12,871
 General Counsel and     1992   192,667       30,713       NR        13,000       0            0         NR
 Secretary
Trudy A. Rautio,         1994   161,545       49,500     11,554     10,000        0            0         0
Vice President and       1993    12,750       50,000       0           0          0            0         0
 Controller(/8/)         1992       N/A          N/A       NR         N/A         0            0         NR
                         1994   136,417       64,994      9,807       7,000       0            0         0
Rick Prather,            1993   110,670       35,847      7,200       5,000       0            0         0
President--Recognition   1992   108,723        5,500       NR         3,500       0            0         NR
Fred D. Bjork,           1994   219,276       50,174     14,868      20,000       0            0      110,877
Former Executive Vice    1993   286,500         0        15,480      30,000       0            0       25,311
 President(/9/)          1992   270,833       40,000       NR        30,000       0            0         NR

- - - ---------------------
NR indicates not required.
(1) In accordance with company practice for certain managers in fiscal years 1993 and 1992, some executive officers chose to receive annual salary increases in a lump sum rather than spread over the year.
(2) Includes bonuses paid in August of each year for the prior fiscal year.

(3) Includes amounts for the following items and individuals in fiscal year 1994 for: (a) automobile allowance, (b) financial planning, and (c) club dues:

                     MR.          MR.        MR.        MS.         MR.        MR.
   MR. LURTON     BUHRMASTER     JONES      FISHER     RAUTIO     PRATHER     BJORK
   ----------     ----------     -----      ------     ------     -------     -----
   (a) $ 7,750     $11,100       $8,908     $7,750     $8,369     $7,200      $3,178
   (b) $17,870     $10,000       $  0       $  850     $2,575     $  0        $2,348
   (c) $ 7,529     $   0         $7,616     $4,676     $  0       $2,607      $3,827

  and in fiscal year 1993:

                     MR.          MR.        MR.        MS.          MR.        MR.
   MR. LURTON     BUHRMASTER     JONES      FISHER     RAUTIO      PRATHER     BJORK
   ----------     ----------     -----      ------     ------      -------     -----
   (a) $ 6,375      $4,200       $7,750     $7,750       $ 0       $7,200      $7,250
   (b) $21,750      $  0         $  0       $2,700       $ 0       $  0        $1,525
   (c) $ 7,738      $  0         $7,800     $4,327       $ 0       $  0        $3,999

(4) Includes life insurance premiums on the life of the named individuals paid by the company in fiscal 1994 for the Executive Supplemental Retirement Plan. The Executive Supplemental Retirement Plan was established in 1986 and is funded through a life insurance policy purchased on each individual. The insurance proceeds are assigned to the company to reimburse it for the cost of the premiums paid. There is no substantial net cost to the company for this plan. Mr. Zeiger was not a participant in the Executive Supplemental Retirement Plan.
(5) Mr. Lurton resigned as Chairman and Chief Executive Officer on October 28, 1993. Payments under the column heading "All Other Compensation" include the following: $105,560 for life insurance premiums paid for the Executive Supplemental Retirement Plan prior to Mr. Lurton's retirement; $8,804 for office space and secretarial support; $179,561 for payout of previously deferred compensation; $207,592 for payments from the Pension Plan D and the unfunded supplemental pension plan; $82,500 for payments from the company's Executive Supplemental Retirement Plan; and $60,000 for consulting fees.
(6) Mr. Buhrmaster was appointed Chief Executive Officer on March 10, 1994. He joined the company in December 1992 and was named President and Chief Operating Officer in June 1993.
(7) Mr. Jones joined the company in January 1992.
(8) Ms. Rautio joined the company in June 1993.
(9) Mr. Bjork resigned as Executive Vice President effective April 1, 1994. Payments under the column heading "All Other Compensation" include the following: $18,846 premium for the Executive Supplemental Retirement Plan and $92,031 for salary continuation payments.

                       OPTION GRANTS IN FISCAL YEAR 1994

                                 JOSTENS, INC.

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR OPTION
                                             INDIVIDUAL GRANTS                               TERM (1)
                         --------------------------------------------------------- ---------------------------------
                                    PERCENT OF
                         NUMBER OF    TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES   OR BASE
                          GRANTED   IN FISCAL    PRICE         0%       EXPIRATION       5%                10%
          NAME              (#)        YEAR    ($/SHARE) ($17.88/SHARE)  DATE(2)   ($29.12/SHARE)     ($46.38/SHARE)
          ----           ---------- ---------- --------- -------------- ---------- --------------     --------------
H. William Lurton.......        0       N/A        N/A          N/A        N/A               N/A                 N/A
Robert C. Buhrmaster....   50,000      10.9      17.88      1/26/04         0       $    562,000      $    1,425,000
                          100,000      21.7      17.69      3/09/04         0          1,119,000(/3/)      2,819,000(/3/)
John L. Jones...........   15,500       3.4      17.88      1/26/04         0            174,220             441,750
Orville E. Fisher, Jr...   19,500       4.2      17.88      1/26/04         0            219,180             555,750
Trudy Rautio............    2,500         *      17.88      1/26/04         0             28,100              71,250
                            7,500       1.6     20.125      8/12/03         0             94,913(/4/)        240,563(/4/)
Rick Prather............    7,000       1.5      17.88      1/26/04         0             78,680             199,500
Fred D. Bjork...........   20,000       4.3      17.88      1/26/04         0            224,800             570,000
All Shareholders(/5/)...      N/A       N/A        N/A          N/A         0        511,311,000       1,296,473,700

- - - ---------------------
(1) The "potential realizable value" shown is the potential gain on the last day the option remains exercisable. This value will be achieved only if the options have been held for the full 10 years and the stock price has appreciated at the assumed rate. For the named executive officers, the value is calculated from the option price per share of fiscal year 1994 granted options. For all shareholders, the gain is calculated from the closing price of the common stock on January 26, 1994, based on the number of outstanding shares of common stock on that date. Potential realizable value is listed for illustration only. The values disclosed are not intended to be and should not be interpreted as representations or projections of future value of company stock or of the stock price.
(2) Options become exercisable for 25 percent of the shares one year after the date of grant and 25 percent per year thereafter so long as employment with the company or any of its subsidiaries continues. To the extent not already exercisable, the options generally become exercisable upon the change in control of the company. The exercise price may be paid in cash, in shares of stock or pursuant to a cashless exercise procedure under which the optionee instructs a brokerage firm to sell the purchased shares and remit to the company out of the proceeds an amount equal to the exercise price plus all applicable withholding taxes.
(3) Terminal value of one share at an assumed appreciation rate of 5 percent and 10 percent annually is $28.88 and $45.88, respectively.
(4) Terminal value of one share at an assumed appreciation rate of 5 percent and 10 percent annually is $32.78 and $52.20, respectively.
(5) Shown for comparative purposes only. The amounts indicate the increase in the value of the company stock if the stock price appreciates at the rates assumed in the table.
*Less than 1 percent of options granted.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1994
                     AND FISCAL YEAR END 1994 OPTION VALUES

                                                   NUMBER OF           VALUE OF UNEXERCISED
                          SHARES            UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                         ACQUIRED               FISCAL YEAR END         FISCAL YEAR END(1)
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
H. William Lurton.......  20,568  $142,804   398,750      120,000     $   0        $  0
Robert C. Buhrmaster....    0        0         8,750      176,250         0            0
John L. Jones...........    0        0        13,000       41,500         0            0
Orville E. Fisher, Jr...   2,753    17,844    68,503       38,250        26,311        0
Trudy A. Rautio.........    0        0          0          10,000         0            0
Rick Prather............    0        0         8,375       13,125         0            0
Fred D. Bjork...........    0        0       126,000       62,500       116,178        0

- - - ---------------------
(1) Based on a closing price of $16.125 on June 30, 1994

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1994

  The following table provides information concerning awards made during the last fiscal year to the individuals named in the Summary Compensation Table under the company's Performance Award Plan. The plan provides that the Compensation and Stock Option Committee of the Board may establish performance objectives for selected plan participants which, if attained over the course of a three-year performance period, will result in the payment of incentive cash bonuses (performance awards) to the participants. The performance objective under the plan is tied to earnings per share (EPS). The target amount will be earned if 100 percent of targeted EPS growth is achieved. The threshold amount will be earned at the achievement of 90 percent of the targeted EPS and the maximum award amount will be earned at achievement of 110 percent of targeted EPS. If the company does not achieve 90 percent of the targeted EPS, no payout will be made. Any payments earned and made under the plan will be reported in the Summary Compensation Table in the year paid. The amounts shown in the table are for illustration only and should not be construed as payouts for the executives listed. Performance targets must be achieved before any payments are made under the plan. In the event an executive officer's employment is terminated due to death, disability or retirement, a pro rata payment will be made based on the number of months during the performance period during which the executive officer was employed.

                                                      ESTIMATED FUTURE PAYOUTS
                                         PERFORMANCE ---------------------------
                  NAME                     PERIOD    THRESHOLD  TARGET  MAXIMUM
                  ----                   ----------- --------- -------- --------
H. William Lurton.......................        N/A       N/A       N/A      N/A
Robert C. Buhrmaster....................  1994-1996   $70,875  $118,125 $165,375
John L. Jones...........................  1994-1996    46,229    77,048  107,867
Orville E. Fisher, Jr...................  1994-1996    44,492    74,154  103,816
Trudy A. Rautio.........................        N/A       N/A       N/A      N/A
Rick Prather............................        N/A       N/A       N/A      N/A
Fred D. Bjork...........................  1994-1996    62,439   104,066  145,692

                            JOSTENS PENSION PLAN "D"

  The company maintains a non-contributory pension plan, Pension Plan "D" (Plan
D), that provides benefits for substantially all salaried employees (not including employees of Jostens Learning Corporation). Retirement income benefits are based upon a participant's highest average annual compensation (excluding performance award payments, if any) during any five consecutive calendar years, years of credited service (to a maximum of 35 years), and the Social Security covered compensation table in effect at termination.

  The company also maintains an unfunded supplemental retirement plan that gives additional credit under Plan D for years of service as a company sales representative to those salespersons who are now employees of the company. In addition, benefits specified in Plan D may exceed the level of benefits that may be paid from a tax qualified plan under the Internal Revenue Code of 1986, as amended. The benefits within that limit are paid from Plan D and benefits in excess are paid from the unfunded supplemental plan.

  The following table illustrates a reasonable estimate of the annual benefits under Pension Plan D and the supplemental plan payable to employees, including officers, under these plans. The table does not take into account transition rule provisions of the plan for employees who were participants on June 30, 1988.

                                 PROJECTED ANNUAL BENEFIT AT
                               NORMAL RETIREMENT AT AGE 65(1)
                   ---------------------------------------------------------------------------
 FINAL ANNUAL                 YEARS OF SERVICE AT RETIREMENT(2)
   AVERAGE         ---------------------------------------------------------------------------
 COMPENSATION        15              20              25              30              35
 ------------      -------         -------         -------         -------         -------
 $150,000          $28,900         $38,500         $48,200         $57,800         $67,400
  200,000           40,100          53,500          66,900          80,300          93,700
  300,000           62,600          83,500         104,400         125,300         146,200
  400,000           85,100         113,500         141,900         170,300         198,700
  500,000          107,600         143,500         179,400         215,300         251,200
  600,000          130,100         173,500         216,900         260,300         303,700
  700,000          152,600         203,500         254,400         305,300         356,200
  800,000          175,100         233,500         291,900         350,300         408,700
  900,000          197,600         263,500         329,400         395,300         461,200
  950,000          208,900         278,500         348,200         417,800         487,400

- - - ---------------------
(1) The projected benefits would be payable only in the form of a monthly benefit for life upon retirement at age 65.
(2) The following individuals named in the Summary Compensation Table have the respective number of years of service under Plan D: Mr. Lurton, 33 years; Mr. Buhrmaster, 2 years; Mr. Jones, 3 years; Mr. Fisher, 19 years; Ms. Rautio, 1 year; Mr. Prather, 20 years; and Mr. Bjork 33 years. Mr. Lurton has 6 years of service under the supplemental plan. Mr. Lurton has been receiving payments under Plan D and the supplemental plan since January 1, 1994.

  The company also maintains a non-contributory supplemental pension plan for corporate vice presidents. Under the plan, vice presidents who retire with at least 15 years of service and 8 years of service as a vice president are eligible for a benefit equal to 1 percent of final salary for each year of service, up to a maximum of 30 percent. For purposes of this plan, Mr. Jones will be eligible to receive benefits under this plan if he has five years of service at age 60, but the maximum benefit he may receive is limited to 5 percent of his salary at age 60. The other participants become eligible at age 50 for 50 percent of the benefit, increasing to 100 percent at age 55. The calculation of benefits is frozen at the levels reached at age 60. If they continue in their current positions at their current levels of compensation and retire at age 60, the estimated total annual pension amounts from this plan for Messrs. Buhrmaster, Jones, Fisher and Ms. Rautio would be $63,000, $11,007, $59,323, and $31,350, respectively. Mr. Lurton receives an annual benefit under this plan of $165,000. Mr. Bjork will begin receiving an annual benefit under this plan of $80,279 on January 1, 1995. Mr. Prather is not a participant in this plan.

                               PERFORMANCE GRAPH

  Set forth below is a performance graph of the company's total return to shareholders the last five fiscal years as compared to the S&P 500 Index and the S&P Miscellaneous Sub-Index, of which the company is a part. The returns are based on an assumed investment of $100 on July 1, 1989, in the company's common stock and both of the indexes, with all dividends reinvested.



                             [GRAPH APPEARS HERE]



                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                  AMONG JOSTENS, S&P 500 INDEX AND PEER GROUP


Measurement Period                          S&P
(Fiscal Year Covered)        JOSTENS        500 INDEX    PEER GROUP
- - - -------------------          -------        ---------    ----------
Measurement Pt-  6/89        $100           $100         $100
FYE   6/90                   $129           $116         $119
FYE   6/91                   $152           $125         $126
FYE   6/92                   $126           $142         $145
FYE   6/93                   $102           $161         $171
FYE   6/94                    $89           $163         $178

                COMPLIANCE WITH THE SECURITIES AND EXCHANGE ACT

  The company's executive officers and directors are required under the Securities and Exchange Act of 1934 to file reports of ownership and changes in ownership of common stock of the company with the Securities Exchange Commission and the New York Stock Exchange. Copies of these reports must also be furnished to the company. Based solely on a review of the copies of the reports furnished to the company and written representations that no other reports were required, the company believes that all filing requirements applicable to executive officers and directors have been complied with except for: Mr. John L. Jones, Senior Vice President of Human Resources, filed a late Form 4 (statement of changes in beneficial ownership) reporting the acquisition of 2,000 shares.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has appointed Ernst & Young as independent auditors to make an examination of the accounts of the company for the fiscal year ending June 30, 1995, and to perform other appropriate accounting services. Although it is not required to do so, the Board of Directors submits the appointment of Ernst & Young to the shareholders for ratification.

  The Board recommends a vote for ratification of Ernst & Young as independent auditors for the fiscal year ending June 30, 1995. Unless a contrary choice is specified, proxies solicited by the Board will be voted for ratification of Ernst & Young. If the appointment of Ernst & Young is not ratified, the Board of Directors will reconsider its appointment.

  The company has requested and expects representatives of Ernst & Young to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

  The company knows of no other business that will be presented for consideration at the Annual Meeting, other than that described in this Proxy Statement. If, however, any other matters properly come before the meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the individual or individuals voting the proxies.

       SHAREHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING OF SHAREHOLDERS

  Shareholder proposals intended to be presented in the proxy materials relating to the 1995 Annual Meeting of Shareholders must be received by the company at its principal executive offices on or before May 30, 1995.

                                 MISCELLANEOUS

  THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED JUNE 30, 1994, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY AS OF SEPTEMBER 7, 1994, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO SHAREHOLDER RELATIONS, JOSTENS, INC., 5501 NORMAN CENTER DRIVE, MINNEAPOLIS, MINNESOTA 55437.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       [SIGNATURE OF ORVILLE E. FISHER JR. LOGO]
                                       Orville E. Fisher Jr., Secretary

September 23, 1994

                            YOUR VOTE IS IMPORTANT!

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY CARD AND RETURN IT PRIOR TO THE MEETING DATE IN THE ENCLOSED STAMPED ENVELOPE.

                               (RECYCLING LOGO)
               This Proxy Statement is printed on recycled paper.

                                 JOSTENS, INC.
                            5501 NORMAN CENTER DRIVE
                          MINNEAPOLIS, MINNESOTA 55437

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, revoking all prior proxies, hereby appoints Robert C. Buhrmaster and Orville E. Fisher, Jr., and each of them, as Proxies, each with the power to appoint his substitute and to act without the other, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Jostens, Inc. held of record by the undersigned on September 7, 1994, at the Annual Meeting of Shareholders of the Company to be held on October 27, 1994 or any adjournment thereof.

1. ELECTION OF DIRECTORS.

        [_] FOR all nominees listed below     [_] WITHHOLD AUTHORITY to vote
            (except as marked to the              for all nominees listed below.
            contrary below).



                     William A. Andres, Mannie L. Jackson

  (INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name on the space below)
  -----------------------------------------------------------------------------

2. RATIFICATION OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1995.

                    FOR [_]     AGAINST [_]     ABSTAIN [_]

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

- - - --------------------------------------------------------------------------------

                          (CONTINUED FROM OTHER SIDE)

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEM 2 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN ITEM 1 ABOVE.

  Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                           Dated: _______________________, 1994

                                           ____________________________________

                                           ____________________________________
                                                       (Signature)

                                           PLEASE MARK, SIGN, DATE AND PROMPTLY
                                           RETURN THE PROXY CARD PROMPTLY USING
                                           THE ENCLOSED ENVELOPE, WHICH REQUIRES
                                           NO POSTAGE IF MAILED IN THE UNITED
                                           STATES.